Exhibit 10.12

FRESHPET, INC.

NON-EMPLOYEE DIRECTORS’ COMPENSATION SUMMARY

QUARTERLY FEES

Each non-employee director will receive annual fees consisting of the following:

(1)	$50,000 (or $80,000 for the Chair of the Board) retainer paid in cash payable in quarterly installments; and

(2)	$69,990 (or $89,993 for the Chair of the Board) award of time-vesting RSUs, which vest on the first anniversary of the grant date;

QUARTERLY STIPENDS

Each Committee Chair will also receive quarterly stipends as follows:

Non-Employee Director Stipends	Quarterly	Annualized
Audit Committee Chair	$3,750	$15,000
Compensation Committee Chair	$1,875	$7,500
Nominating and Corporate Governance Committee Chair	$1,875	$7,500

VALUATION OF RESTRICTED STOCK UNITS

Annual Fees: The number of RSUs to be awarded annually to a director is determined by dividing the dollar value of RSUs to be granted to the director by the fair market value (the closing price) of our common stock on the date the grant date of the RSUs.

Dividends: Dividends (or dividend equivalents) shall not be payable with respect to any shares of stock underlying an award until such award has vested, except that a grantee of an award may be provided with the right to the accrual of dividends (or dividend equivalents) on the unvested portion of an award that may be payable upon the vesting of such portion of the award.